Exhibit 99.1

Contact:	Steven Nelson
GNC Corporation
(412) 288-8389
steven-nelson@gnc-hq.com
GNC ANNOUNCES PRICING OF SENIOR NOTES
AND SENIOR SUBORDINATED NOTES
Pittsburgh, PA, March 8, 2007: General Nutrition Centers, Inc. (“GNC” or the “Company”), the largest global specialty retailer of nutritional supplements, announced today the pricing of its offering of $300.0 million in aggregate principal amount of senior floating rate toggle notes due 2014 (the “Senior Notes”) and $110.0 million in aggregate principal amount of 10.75% senior subordinated notes due 2015 (the “Senior Sub Notes,” and, together with the Senior Notes, the “Notes”). The Senior Notes were issued at 99% of par, and the Senior Sub Notes were issued at par.
The offering of the Notes is conditioned on the closing of the previously announced agreement of GNC Parent Corporation to be acquired by an affiliate of Ares Management LLC and the Ontario Teachers’ Pension Plan. The proceeds from the sale of the Notes, together with borrowings by the Company under a new senior term loan facility, will be used to finance a portion of the transactions in connection with the acquisition, including repayment of certain of the Company’s existing debt.
Interest on the Senior Notes is payable and reset semiannually. The Company may elect to pay interest on the Senior Notes entirely in cash, entirely by increasing the principal amount of the Senior Notes or issuing new notes (“PIK Interest”), or on 50% of the outstanding principal amount of the Senior Notes in cash and on 50% of the outstanding principal amount of the Senior Notes in PIK Interest. Cash interest on the Senior Notes will accrue at six-month LIBOR plus 4.5%, and PIK Interest, if any, will accrue at six-month LIBOR plus 5.25%. The Senior Sub Notes will bear interest, payable semiannually and entirely in cash, at a rate per annum equal to 10.75%.
The Senior Notes will be the unsecured senior obligations of the Company, and will be guaranteed on an unsecured senior basis by each of the Company’s existing and future United States subsidiaries as defined under the terms of the Notes (the “Subsidiaries”). The Senior Subordinated Notes will be the senior subordinated unsecured obligations of the Company, and will be guaranteed on a senior subordinated unsecured basis by each of the Subsidiaries.
The Notes offering will be made solely by means of a private placement either to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to persons outside the United States under Regulation S of the Securities Act.

The Notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
About GNC
GNC, headquartered in Pittsburgh, Pa., is the largest global specialty retailer of nutritional products, vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. GNC has more than 4,800 retail locations throughout the United States (including more than 1,000 franchise and 1,200 Rite Aid store-within-a-store locations) and franchise operations in 48 international markets. The Company — which is dedicated to helping consumers Live Well — also offers products and product information online.
Cautionary Statement on Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as ”subject to,” “believes,” ”anticipates,” ”plans,” “expects,” ”intends,” ”estimates,” ”projects,” ”may,” “will,” ”should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. GNC believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. Factors that may materially affect such forward-looking statements include, among others:
•	significant competition in our industry;

•	unfavorable publicity or consumer perception of our products;

•	the incurrence of material products liability and product recall costs;

•	costs of compliance and our failure to comply with governmental regulations;

•	the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

•	economic, political and other risks associated with our international operations;

•	our failure to keep pace with the demands of our customers for new products and services;

•	the lack of long-term experience with human consumption of some of our products with innovative ingredients;

•	disruptions in our manufacturing system or losses of manufacturing certifications;

•	increases in the frequency and severity of insurance claims, particularly for claims for which we are self-insured;

•	loss or retirement of key members of management;

•	increases in the cost of borrowings and unavailability of additional debt or equity capital;

•	the impact of our substantial indebtedness on our operating income and our ability to grow;

•	the failure to adequately protect or enforce our intellectual property rights against competitors;

•	changes in applicable laws relating to our franchise operations; and · our inability to expand our franchise operations or attract new franchisees.